Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-90316, 333-107132 and 333-107779) and on Form S-8 (Nos. 333-33575, 333-33577, 333-44425, 333-53631, 333-68634, 333-80921, 333-92132, 333-109315, 333-109319, 333-116136) of SLM Corporation of our report dated March 14, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 15, 2005